As filed with the Securities and Exchange Commission on May 30, 2025
Registration No. 333-181566
Registration No. 333-186402
Registration No. 333-222823
Registration No. 333-229457
Registration No. 333-236161
Registration No. 333-252518
Registration No. 333-262508
Registration No. 333-270184

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
______________________
Meta Platforms, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-1665019
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1 Meta Way
Menlo Park, California 94025
(Address of Principal Executive Offices) (Zip Code)

2012 Equity Incentive Plan
2025 Equity Incentive Plan
(Full title of the plans)
______________________
Susan Li
Chief Financial Officer
Meta Platforms, Inc.
1 Meta Way
Menlo Park, California 94025
(Name and address of agent for service)
(650) 543-4800
(Telephone number, including area code, of agent for service)
______________________
Copies to:

Michael Kaplan, Esq. Adam Kaminsky, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000	Jennifer G. Newstead, Esq. Katherine R. Kelly, Esq. Meta Platforms, Inc. 1 Meta Way Menlo Park, California 94025 (650) 543-4800
______________________
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Meta Platforms, Inc. (formerly known as Facebook, Inc.) (the “Registrant”) previously filed its Registration Statements on Form S-8 with the Securities and Exchange Commission (the “Commission”) on (i) May 21, 2012 (File No. 333-181566), with respect to 27,331,333 shares of the Registrant’s Class A common stock, par value $0.000006 per share (the “Common Shares”), for issuance under the Registrant’s 2012 Equity Incentive Plan (the “2012 Plan”), (ii) February 1, 2013 (File No. 333-186402), with respect to an additional 25,385,520 Common Shares for issuance under the 2012 Plan, (iii) February 1, 2018 (File No. 333-222823), with respect to an additional 42,000,000 Common Shares for issuance under the 2012 Plan, (iv) January 31, 2019 (File No. 333-229457), with respect to an additional 59,661,956 Common Shares for issuance under the 2012 Plan, (v) January 30, 2020 (File No. 333-236161), with respect to an additional 60,188,143 Common Shares for issuance under the 2012 Plan, (vi) January 28, 2021 (File No. 333-252518), with respect to an additional 16,000,000 Common Shares for issuance under the 2012 Plan, (vii) February 4, 2022 (File No. 333-262508), with respect to an additional 20,000,000 Common Shares for issuance under the 2012 Plan and (viii) March 1, 2023 (File No. 333-270184), with respect to an additional 481,242,953 Common Shares for issuance under the 2012 Plan (together, the “Registration Statements”).

On February 13, 2025, the Registrant’s Board of Directors adopted the Meta Platforms, Inc. 2025 Equity Incentive Plan (the “2025 Plan”), subject to shareholder approval. At the Registrant’s annual meeting of shareholders on May 28, 2025, the shareholders approved the 2025 Plan, effective as of such date (the “Effective Date”), providing for the issuance of (i) any reserved Common Shares not issued or subject to outstanding grants under the 2012 Plan on the Effective Date, plus (ii) Common Shares that are subject to awards granted under the 2012 Plan that cease to be subject to such award by forfeiture or otherwise after the Effective Date, and plus (iii) Common Shares that are subject to awards under the 2012 Plan that are used or withheld to pay the exercise price of an option or to satisfy the tax withholding obligations related to any award (together, the “Rollover Shares”).

Accordingly, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statements (this “Post-Effective Amendment”) pursuant to Item 512(a)(1)(iii) of Regulation S-K and the Commission’s Securities Act of 1933, as amended (“Securities Act”) Forms Compliance and Disclosure Interpretation 126.43 to amend the Registration Statements to register the offer of the Rollover Shares under the 2025 Plan. The Registrant incorporates the contents of the Registration Statements herein by reference.

For the avoidance of doubt, the Registrant is not registering any additional Common Shares on this Post-Effective Amendment that were not previously registered on the Registration Statements or that were not previously approved by the Registrant’s shareholders as of the Effective Date.

PART I
Information Required in the Section 10(a) Prospectus

The information specified in Item 1 and Item 2 of Part I is omitted from this filing and is included in documents sent or provided to participants of the 2025 Plan covered by this Post-Effective Amendment pursuant to Rule 428(b)(1) of the Securities Act.
PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission pursuant to the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
(a)the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on January 30, 2025;
(b)all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's Annual Report referred to in (a) above; and
(c)the description of the Registrant’s Class A common stock contained in Exhibit 4.6 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 2, 2024, including any amendments or reports filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Post-Effective Amendment and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Post-Effective Amendment and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Unless expressly incorporated into this Post-Effective Amendment, a report furnished on Form 8-K prior or subsequent to the filing of this Post-Effective Amendment shall not be deemed incorporated by reference into this Post-Effective Amendment. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of Title 8 of the Delaware General Corporation Law (the “DGCL”) empowers a corporation, within certain limitations, to indemnify any person against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement and reasonably incurred by such person in connection with any suit or proceeding to which such person is a party by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, as long as such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal proceedings, such person must have had no reasonable cause to believe that his or her conduct was unlawful.
In the case of a proceeding by or in the right of the corporation to procure a judgment in its favor (e.g., a stockholder derivative suit), a corporation may indemnify an officer, director, employee, or agent if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no person adjudged to be liable to the corporation may be indemnified unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. A director, officer, employee, or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL’s indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys’ fees.
As permitted by the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of the Registrant’s directors and officers for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it exists or may be amended.
As a result of this provision, the ability of the Registrant or that of stockholders of the Registrant to successfully prosecute an action against a director or officer for breach of his or her duty of care is limited. However, this provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director or officer’s breach of his or her duty of care. The Commission has taken the position that this provision will have no effect on claims arising under the federal securities laws.
In addition, the Registrant’s Amended and Restated Bylaws provide that each person who was or is made a party to, or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative, legislative or any other type whatsoever (a “proceeding”), by reason of the fact that such person is or was a director or officer of the corporation, or, while serving as a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee, agent or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (an “indemnitee”), shall be indemnified and held harmless by the corporation to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, provided such indemnitee acted in good faith and in a manner that the indemnitee reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. In addition, the Registrant’s Amended and Restated Bylaws provide that, to the fullest extent permitted by applicable law, if a claim for indemnification is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, or a claim for advancement of expenses is not paid in full within thirty (30) days after the corporation has received a statement or statements therefor, the indemnitee shall be entitled at any time thereafter (but not before) to bring suit against the corporation to recover the unpaid amount of the claim.
The Registrant also provides insurance against certain liabilities incurred by the Registrant’s directors and officers.
The foregoing summaries are subject to the complete text of the DGCL and the Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and are qualified in their entirety by reference thereto.
Any underwriting agreements that the Registrant may enter into will likely provide for the indemnification of the Registrant, its controlling persons, its directors and certain of its officers by the underwriters against certain liabilities, including liabilities under the Securities Act.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.1	Amended and Restated Certificate of Incorporation of the Registrant (including all amendments thereto).	10-Q	001-35551	3.1	August 1, 2024
4.2	Amended and Restated Bylaws of the Registrant.	8-K	001-35551	3.1	September 10, 2024
4.3	Form of the Registrant's Class A Common Stock Certificate.	10-K	001-35551	4.1	February 3, 2022
5.1	Opinion of Davis Polk & Wardwell LLP.					X
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.					X
23.2	Consent of Davis Polk & Wardwell LLP (contained in Exhibit 5.1).					X
24.1	Power of Attorney (included on the signature page of this Post-Effective Amendment).					X
99.1	2025 Equity Incentive Plan.					X
Item 9. Undertakings.
(a) The Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i)and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act, that are incorporated by reference in this registration statement;
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b) The Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on this 30th day of May 2025.

META PLATFORMS, INC.

Date:	May 30, 2025	/S/ Susan Li
Susan Li
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of the Registrant do hereby constitute and appoint Susan Li, Chief Financial Officer, and Katherine R. Kelly, Vice President, Deputy General Counsel and Corporate Secretary, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Post-Effective Amendment. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Post-Effective Amendment, to any and all amendments, both pre-effective and post-effective, and supplements to this Post-Effective Amendment, and to any and all instruments or documents filed as part of or in conjunction with this Post-Effective Amendment or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark Zuckerberg	Chairman and Chief Executive Officer	May 30, 2025
Mark Zuckerberg	(Principal Executive Officer)
/s/ Susan Li	Chief Financial Officer	May 30, 2025
Susan Li	(Principal Financial Officer)
/S/ Aaron Anderson	Chief Accounting Officer	May 30, 2025
Aaron Anderson	(Principal Accounting Officer)
/s/ Peggy Alford	Director	May 30, 2025
Peggy Alford
/s/ Marc L. Andreessen	Director	May 30, 2025
Marc L. Andreessen
/s/ John Arnold	Director	May 30, 2025
John Arnold
/s/ Patrick Collison	Director	May 30, 2025
Patrick Collison
/s/ John Elkann	Director	May 30, 2025
John Elkann
/s/ Andrew W. Houston	Director	May 30, 2025
Andrew W. Houston
/s/ Nancy Killefer	Director	May 30, 2025
Nancy Killefer
/s/ Robert M. Kimmitt	Director	May 30, 2025
Robert M. Kimmitt
/s/ Dina Powell McCormick	Director	May 30, 2025
Dina Powell McCormick
/s/ Charles Songhurst	Director	May 30, 2025
Charles Songhurst
/s/ Hock E. Tan	Director	May 30, 2025
Hock E. Tan
/s/ Tracey T. Travis	Director	May 30, 2025
Tracey T. Travis
/s/ Dana White	Director	May 30, 2025
Dana White
/s/ Tony Xu	Director	May 30, 2025
Tony Xu